UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 3, 2010

Chesapeake Utilities Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-11590	51-0064146
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

909 Silver Lake Boulevard, Dover, Delaware		19904
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	302.734.6799

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01. Other Events

On September 3, 2010, the Federal Energy Regulatory Commission (“FERC”) issued a Certificate of Public Convenience and Necessity to Eastern Shore Natural Gas Company (“ESNG”), a subsidiary of Chesapeake Utilities Corporation (“CUC”), to proceed, subject to certain conditions, with a project to construct, own, operate and maintain approximately eight miles of 16-inch mainline extension in Lancaster and Chester Counties, Pennsylvania. This project would interconnect ESNG’s system with Texas Eastern Transmission, LP’s (“TETLP”) mainline facilities in Lancaster County, Pennsylvania.  ESNG’s shippers would have the opportunity to receive natural gas supplies produced in the Appalachian region and surrounding areas.  This new TETLP interconnection would be the third major upstream pipeline interconnection available to ESNG’s customers.

With the extension, up to 50,000 dekatherms of natural gas per day could be received and transported from TETLP. The project is estimated to cost $19.4 million and be completed by December 31, 2010. Currently, two shippers, CUC-Delaware Division and CUC-Maryland Division, have executed Precedent Agreements with ESNG that will result in 17- year firm transportation contracts associated with the project, equaling 40,000 dekatherms per day.

The Precedent Agreements between ESNG and the two shippers currently reflect the following 3-year phase-in schedule, which may vary based upon the actual completion date of the facilities. The annualized margin reflected below is based on ESNG’s existing Part 284 Maximum Rate Schedule Firm Transportation Zone 1 monthly rate of $9.0271 per dekatherm.

	Annualized Dekatherms/Day	Estimated Annualized
Effective Date	Transported Through TETLP	Margin
November 1, 2010	20,000	$2.2 million
November 1, 2011	15,000	$1.6 million
November 1, 2012	5,000	$0.5 million
Total	40,000	$4.3 million

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chesapeake Utilities Corporation

September 13, 2010	By:	Beth W. Cooper

Name: Beth W. Cooper
Title: Senior Vice President and Chief Financial Officer